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Exhibit 4.8

MOVABLE HYPOTHEC

GRANTED BY:	ARCHIBALD CANDY (CANADA) CORPORATION, a corporation duly constituted pursuant to the Canada Business Corporations Act, having its head office at 1 Valleybrook Drive, North York, Ontario M3B 2S7, herein acting and represented by Richard Anglin, Vice President, hereunto duly authorized as he so declares.
(hereinafter the "Grantor")
IN FAVOUR OF:
FOOTHILL CAPITAL CORPORATION, acting as administrative agent for and on behalf of the Lenders (as such term is defined below), a corporation, having its head office at 1 Boston Place, Boston, Massachusetts, United States, 02108, herein acting and represented by Vincent Egan, Vice President, duly authorized as he so declares. Notice of its address has been registered at the Register of Personal and Movable Real Rights under number 023895.
(the "Agent")

        WHEREAS, pursuant to the terms of a loan and security agreement and guaranty dated as of November 1, 2002 entered into between, inter alia, Foothill Capital Corporation, as arranger and administrative agent for the Lenders, Ableco Finance, L.L.C. and Foothill Capital Corporation, as lenders (together with each other person made a party thereto in accordance thereof, collectively the "Lenders"), Archibald Candy Corporation, as Borrower and Laura Secord Holdings Corp. and the Grantor, as guarantors (as such agreement may be amended, supplemented, restated or replaced, from time to time, the "Loan Agreement"), the Grantor has agreed to guarantee the obligations of Archibald Candy Corporation under the terms of a guarantee and indemnity agreement governed by the laws of the Province of Ontario, dated as of November 1, 2002 entered into between the Agent and the Grantor (as such agreement may be amended, supplemented, restated or replaced, from time to time, the "Guarantee Agreement").

        WHEREAS it is a condition of the Loan Agreement that the Grantor enter into this Agreement to secure its obligations under the Guarantee Agreement.

        NOW THEREFORE, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1.    INTERPRETATION

        1.1    Definitions

        The following terms, wherever used in this Agreement, shall, unless there be something in the context inconsistent therewith, have the following meanings:

          1.1.1    "Business Day" means any day that is not a Saturday, a Sunday or any other day on which banks in the United States or Toronto, Canada are authorized or required to close;

          1.1.2    "Canadian Dollars" or "CDN$" means the currency having legal tender in Canada;

          1.1.3    "Charged property" shall have the meaning ascribed to it in Section 2 hereof;

          1.1.4    "Event of Default" has the meaning attributed to such term in the Loan Agreement;

          1.1.5    "Hypothec" means the hypothec created pursuant to Section 2 hereof;

          1.1.6    "Property in Stock" shall have the meaning ascribed to it in paragraph 2.1 hereof;

          1.1.7    "Secured Obligations" means all of the obligations which are to be secured by the Hypothec pursuant to Section 4 hereof;

          1.1.8    "this Agreement" "these presents", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this Agreement, and to any agreement or document supplemental or complementary hereto or restating this Agreement.

        1.2    Capitalized terms

        Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Loan Agreement.

        1.3    Gender

        Unless there be something in the context inconsistent therewith, words importing the masculine gender shall include the feminine gender and vice versa.

        1.4    Headings

        The division of this Agreement into sections, subsections and paragraphs and the insertion of titles are for convenience of reference only and do not affect the meaning or the interpretation of the present Agreement. Unless otherwise indicated, a reference to a particular section, subsection or paragraph is a reference to the particular section, subsection or paragraph in this Agreement.

2.    HYPOTHEC: DESCRIPTION OF CHARGED PROPERTY

        The Grantor hereby hypothecates in favour of the Agent the universality of its movable property, corporeal and incorporeal, present and future, of any nature whatsoever and wheresoever situated (hereinafter the "Charged property"), the whole including without limitation the following universalities of present and future movable properties:

        2.1    Property in Stock

          All property in stock or inventory of any nature and kind of the Grantor whether in its possession, in transit or held on its behalf, including raw materials or other materials, goods manufactured or transformed, or in the process of being so, by the Grantor or by others, packaging materials, property evidenced by bill of lading, animals, mineral substances, hydrocarbons and other products of the soil as well as all fruits thereof, from the time of their extraction (hereinafter the "Property in stock").

          The Property in stock held by third parties pursuant to a lease agreement, a leasing contract, a franchise or license agreement, or any other agreement entered into with the Grantor or on its behalf, is also subject to this Hypothec.

          Property having formed part of the Property in stock which has been alienated by the Grantor in favour of a third person but in respect of which the Grantor has retained title pursuant to a reservation of ownership provision, shall remain charged by the Hypothec until title is transferred; any Property in stock the ownership of which reverts to the Grantor pursuant to the resolution or resiliation of any agreement is also subject to the Hypothec.

        2.2    Claims, Book Debts and Other Movable Property

          2.2.1    Claims, Receivables and Book Debts

          All of the Grantor's claims, debts, demands and choses in action, whatever their cause or nature, whether or not they are certain, liquid or exigible; whether or not evidenced by any title (and whether or not such title is negotiable), bill of exchange or draft; whether litigious or not; whether or not they have been previously or are to be invoiced; whether or not they constitute book debts. Hypothecated claims shall include: (i) indemnities payable to the Grantor under any contract of liability insurance, insurance of persons or subject to the rights of creditors holding hypothecs on the insured property, (ii) the sums owing to the Grantor in connection with interest or currency exchange contracts ("SWAPS") and other treasury or hedging instruments, management of risks instruments or derivative products existing in favour of the Grantor, and (iii) the Grantor's rights in the credit balance of accounts held for its benefit by the Agent (subject to such Agent's compensation rights) or by any financial institution or any other person.

          2.2.2    Rights of Action

          The Grantor's rights under contract with third parties as well as the Grantor's rights of action and claims against third persons.

          2.2.3    Accessories

          All the securities, security agreements, guarantees, suretyships, notes and accessories to the claims and rights mentioned above and other rights relating thereto (including, without limitation, the rights of the Grantor in its capacity as seller under an installment sale or a conditional sale, where the claims are the result of such sale).

          2.2.4    Movable Property

          All movable property owned by the Grantor and covered by the installment or conditional sales mentioned in paragraph 2.2.3 hereof.

        A right or a claim shall not be excluded from the Charged property by reason of the fact that: (i) the debtor thereof is domiciled outside the Province of Québec or (ii) the debtor thereof is an affiliate (as such term is defined in the Canada Business Corporations Act) of the Grantor (regardless of the law of the jurisdiction of its incorporation) or (iii) such right or claim is not related to the operation of the Grantor or (iv) such right or claim is not related to the ordinary course of business of the Grantor.

        2.3    Securities

          All securities (including shares, debentures, units, bonds, obligations, rights, options, warrants, debt securities, investment certificates, units in mutual funds) held by the Grantor or on its behalf, as well as all those which are delivered by the Grantor to the Agent or Lenders or to a third party on their behalf from time to time.

        2.4    Equipment and Road Vehicles

          All the equipment, office furniture, tools, machinery, rolling stock (including road vehicles), spare parts and additions.

        2.5    Trade Marks and Other Intellectual Property Rights

          All of the Grantor's rights in any trade mark, copyright, industrial design, patent, invention, trade secret, know-how, plant breeders' right, topography of integrated circuits and in any other intellectual property right (registered or not) including, if any, improvements and modifications thereto as well as rights in any action pertaining to the protection, in Canada or abroad, of any such intellectual property rights.

        2.6    Fruits and Revenues

          All fruits and revenues emanating from the above Charged property, including without limitation equipment, negotiable instruments, bills, commercial paper, securities, monies, compensation for expropriation given or paid following a sale, repurchase, distribution or any other operation concerning any property hereby charged in favour of the Agent or which has been charged under any other agreement.

        2.7    Records and Others

          All records, data, vouchers, invoices and other documents related to the Charged property described above, including without limitation computer programs, disks, tapes and other means of electronic communications as well as the rights of the Grantor to recover such property from third parties, receipts, client lists, directories and other similar property.

        Where, under the terms of any of the above paragraphs, the Hypothec charges a universality of movable property, all movable property which is acquired, transformed or manufactured after the date of this Agreement shall be charged by the Hypothec, whether or not such property has been acquired in replacement of other Charged property which may have been alienated by the Grantor in the ordinary course of business, whether or not such property results from a transformation, mixture or combination of any Charged property, and in the case of securities, whether or not they have been issued pursuant to the purchase, redemption, conversion or cancellation or any other transformation of the charged securities and without the Agent being required to register or re-register any notice whatsoever, the object of the Hypothec being a universality of present and future movable property.

3.    AMOUNT OF THE HYPOTHEC

        The amount for which the Hypothec is granted is a principal amount of ONE HUNDRED THIRTY MILLION CANADIAN DOLLARS (CDN$130,000,000) with interest thereon from the date of this Agreement at the rate of twenty-five percent (25%) per annum.

4.    SECURED OBLIGATIONS

        The Hypothec shall secure payment and performance of all of the Guaranteed Obligations (as such term is defined in the Guarantee Agreement) and all of the Grantor's other obligations, direct or indirect, at any time owing to the Agent or the Lenders and resulting from or contemplated by the Guarantee Agreement.

        The Hypothec further secures the payment of all sums due or to become due pursuant to the present Agreement and the performance of all obligations provided for under the present Agreement.

        Any future obligation hereby secured shall be deemed to be one in respect of which the Grantor has once again obligated itself hereunder according to the provisions of section 2797 of the Civil Code of Québec.

5.    ADDITIONAL PROVISIONS TO THE HYPOTHEC ON CLAIMS

        5.1    Recovery

          The Agent may recover all claims and other Charged property referred to in paragraph 2.2, in accordance with what is provided for by law; it may further exercise any rights regarding such property and more particularly, it may grant or refuse any consent which may be required from the Grantor in its capacity as owner of such property, and shall not, in the exercise of such right, be required to obtain the consent of the Grantor or serve the Grantor any notice thereof, nor shall it be under any obligation to establish that the Grantor has refused or neglected to exercise such rights, grant delays, take or abandon any security, transact with debtors of the hypothecated claims, make compromises, grant releases and generally deal at its discretion with matters concerning all Charged property referred to in paragraph 2.2 without the intervention or consent of the Grantor.

        5.2    Authorization to Recover

          Save and except for claims resulting from an expropriation and save for any other claims whose collection is otherwise dealt with pursuant to the Loan Agreement or any other agreement entered into between the Grantor and the Agent, the Agent hereby authorizes the Grantor to recover the claims and other Charged property referred to in paragraph 2.2. Such authorization may be revoked at any time by the Agent after the occurrence and during the continuation of an Event of Default, with respect to all or any part of the hypothecated claims, and the Agent may effect such recovery and shall then be entitled to any of the rights referred to in paragraph 5.1 above; the Grantor shall then remit to the Agent all records, books, invoices, bills, contracts, titles, papers and other documents related to the claims. If, after such authorization is revoked (and even if such revocation is not yet registered or delivered to the holders of such claims), sums payable under such claims and property are paid to the Grantor, it shall receive same as mandatary of the Agent and shall remit same to the Agent promptly without the necessity of any demand to this effect.

6.    ADDITIONAL PROVISIONS TO THE HYPOTHEC ON SECURITIES

        The Agent may, if it deems it useful to protect its rights in and to the hypothecated securities, transfer any securities or any part thereof into its own name or that of a third party so that the Agent or its nominee(s) may appear as the sole registered holder in which case:

        6.1    Voting rights

          All voting rights and any other right attached to such securities shall be exercised by the Agent or on its behalf.

        6.2    Revenues, dividends and others

          The Agent shall collect revenues, dividends and capital distributions and may either hold them as Charged property or apply them in reduction of the Secured Obligations.

        6.3    Proxy

          The Agent may give the Grantor a proxy, revocable at any time, authorizing it to exercise, in whole or in part, all voting rights and any other rights attached to such securities.

        For the purpose of this Section 6, the Grantor hereby irrevocably appoints any officer or employee of the Agent as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Agent pursuant to the present Section 6.

7.    ASSIGNMENT OF CLAIMS SUBJECT TO THE FINANCIAL ADMINISTRATION ACT

        The Grantor hereby assigns to the Agent by way of absolute assignment all its present and future claims which are subject to Sections 67 and 68 of the Financial Administration Act, as collateral and continuing guarantee of all Secured Obligations referred to in paragraph 4 hereof. The Agent may, at any time, fulfill any of the formalities required by law to make such transfer enforceable.

8.    COVENANTS

        The Grantor hereby covenants not to create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens, in accordance with Section 7.2 of the Loan Agreement (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) of the Loan Agreement and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

9.    AGENT'S RECOURSES IN CASE OF DEFAULT

        9.1    Agent's rights

          Upon the occurrence of any Event of Default, the Agent may, in connection with all or part of the Secured Obligations, declare that the Grantor has lost the benefit of the term which may have benefited to it. The Agent may request immediate payment of all obligations, and may exercise all its recourses against the Grantor to which they may be entitled in case of default under law or hereunder.

        9.2    Exercise of recourses

          In case of an Event of Default, whichever hypothecary rights the Agent may decide to exercise or whichever other rights or recourses the Agent may wish to exercise either pursuant to the law of any other jurisdiction or in equity, the following provisions shall apply:

          9.2.1    In order to protect or to realize the value of the Charged property, the Agent may, at its entire discretion, at the Grantor's expense:

            9.2.1.1    pursue the transformation of the Charged property or any work in process or unfinished goods comprised in the Charged property and complete the manufacture or processing thereof or proceed with any operations to which such property are submitted by the Grantor in the ordinary course of its business and acquire property for such purposes;

            9.2.1.2    alienate or dispose of any Charged property which may be obsolete, may perish or is likely to depreciate rapidly;

            9.2.1.3    use for its benefit all information obtained while exercising its rights;

            9.2.1.4    perform any of the Grantor's obligations;

            9.2.1.5    exercise any right attached to the Charged property;

            9.2.1.6    for the exercise any of its rights, use the premises in which the Grantor's property is located or the equipment, machinery, process, information, records, computer programs and intellectual property of the Grantor;

            9.2.1.7    borrow monies or lend monies and, in such cases the monies borrowed or lent by the Agent shall bear interest at the rate then obtained by the Agent in the case of monies borrowed or determined reasonably by the Agent in other cases; these monies shall be reimbursed by the Grantor on demand and, until they have been repaid in full, such monies and interest thereon shall be secured by the present Hypothec and be paid in priority of any other sums secured hereby;

            9.2.1.8    ensure the maintenance or repair, restore or renovate, begin or terminate any construction work related to the Charged property, the whole at the Grantor's costs;

          9.2.2    The Agent shall exercise its rights in good faith, in order that, following the exercise thereof, the obligations secured by the Hypothec be reduced, in a reasonable manner, taking into account all circumstances;

          9.2.3    The Agent may, directly or indirectly, purchase or otherwise acquire the Charged property;

          9.2.4    The Agent, when exercising its rights, may waive any right of the Grantor, with or without consideration therefor;

          9.2.5    The Agent shall not be bound to make an inventory, to take out insurance or to grant any other security;

          9.2.6    The Agent shall not be bound to continue to carry on the Grantor's enterprise or to make the Charged property productive, or to maintain such property in operating condition;

          9.2.7    The Grantor shall, upon request of the Agent, move the Charged property and render it available to the Agent unto premises designated by the Agent and which, in it's the Agent's opinion, shall be more suitable in the circumstances.

        9.3  If the Grantor exercises its right to remedy to the Event of Default mentioned in the prior notice of default, the Grantor shall, as the law requires it, pay all reasonable fees incurred by the Agent by reason of the default; these fees shall include without limitation the administrative fees of the Agent, the legal fees of its legal advisers and fees paid to experts.

        9.4  If the Agent elects to exercise its hypothecary right of taking in payment the Charged property and the Grantor requires instead that the Agent sells itself or under judicial authority the Charged property on which such right is exercised, the Grantor hereby acknowledges that the Agent shall not be bound to abandon its recourse of taking in payment unless, prior to the expiry of the time period allotted for surrender, the Agent (i) has been granted with a security which it considers satisfactory, guaranteeing that said Charged property will be sold at a sufficiently high price to enable its claim to be paid in full; (ii) has been reimbursed of all reasonable costs and reasonable expenses incurred, including all fees of consultants and legal counsel, (iii) has been advanced the necessary sums for the sale of said Charged property; the Grantor further acknowledges that the Agent shall have the right to choose the type of sale it may carry out.

        9.5  The Grantor will be deemed to have surrendered the Charged property held by the Agent or on its behalf if the Agent has not, within the delays determined by law or by a tribunal to surrender, received written notice from the Grantor to the effect that it is opposed to the exercise of the hypothecary recourse set forth in the prior notice.

        9.6  Where the Agent sells the Charged property itself, it shall not be required to obtain any prior assessment by a third party.

        9.7  The Agent may choose to sell the Charged property with legal warranty given by the Grantor or with complete or partial exclusion of such warranty; the sale may also be made cash or with a term or under such conditions determined by the Agent; it can be cancelled in case of non-payment of the purchase price and such Charged property may then be resold.

        9.8  In order to exercise any of its rights, the Agent may use the premises in which the Grantor's property is located.

        9.9  Where several creditors are involved, the parties hereto waive the application of sections 1332 to 1338 inclusively of the Civil Code of Québec.

10.    GENERAL PROVISIONS

        10.1    Additional Security

          The Hypothec is hereby created in addition to and not in substitution of or in replacement for any other hypothec or security held by the Agent or the Lenders and does not affect the Agent's rights of compensation and set-off.

        10.2    Investments

          The Agent may, at its entire discretion, invest any monies or instruments received or held by it in pursuance of this Agreement or deposit them in a non-interest bearing account without having to comply with any legal provisions concerning the investment of property of others.

        10.3    Set-off

          Provided that the obligations secured hereby are due and exigible or that the Agent is entitled to declare them owing and exigible, the Agent or any of the Lenders may compensate and set-off these obligations with any and all amounts due by it to the Grantor, on any account whatsoever, may this amount be exigible or not, and the Agent shall then be deemed to have exercised such right to compensate and set-off as at the time the decision was taken by it even though the appropriate entries have not yet been made in their records.

        10.4    Imputation of Payments

          The Agent shall impute and apply any amounts collected in the exercise of its rights or received by it prior to or after any Event of Default in accordance with the Loan Agreement.

        10.5    Delays

          The Agent may grant delays, take or abandon any security, make compromises, grant acquittances and releases and generally deal, at its entire discretion, with any matters related to the Charged property, the whole without limiting the rights of the Agent and without limiting the liability of the Grantor.

        10.6    Continuing Security

          The Hypothec shall be a continuing security and shall remain in full force and effect despite the repayment from time to time, of the whole or of any part of the obligations secured hereunder; it shall remain in full force until the execution of a final release by the Agent.

        10.7    Notice of Default

          The mere lapse of time provided for the Grantor to perform its obligations or the arrival of the term shall automatically create a default, without any obligation for the Agent to serve any notice or prior notice to the Grantor.

        10.8    Cumulative Rights

          The exercise by the Agent of any of its rights shall not preclude them from exercising any other right under this Agreement or the law; the rights of the Agent shall be cumulative and not alternative. The non-exercise by the Agent of one of its rights shall not constitute a waiver of any subsequent exercise of such right. The Agent may exercise its rights under this Agreement without any obligation to exercise any right against any other person liable for payment of the obligations secured hereunder and without having to realize any other security which secures such obligations.

        10.9    Irrevocable power of attorney

          The Agent is hereby appointed as the irrevocable attorney of the Grantor with full powers of substitution for the purpose of paragraph 10.10 or for the purpose of carrying out any and all acts and execute any and all agreements, proxies or other documents which it may deem useful in order to exercise its rights or any rights which the Grantor neglects or refuses to execute or to carry out.

        10.10    Performance

          The Agent may, at its entire discretion, perform any of the Grantor's liabilities under this Agreement. It may then immediately request payment of any expense incurred in doing so, including interest at the rate provided for in the Loan Agreement, and such repayment is secured by the Hypothec.

        10.11    Delegation

          The Agent may, at its entire discretion, appoint any person or persons for the purpose of exercising any of its rights or actions or for the performance of any of its obligations resulting from this Agreement or under the law or in equity; in such case, the Agent may provide such person with any information relating to the Grantor or the Charged property.

        10.12    Liability

          The Agent shall not be liable for material injuries or damages resulting from its fault, unless such fault is gross or intentional.

        10.13    Successors

          The rights hereby conferred upon the Agent shall benefit to all its successors, including any entity resulting from the merger of the Agent with any other person or persons.

        10.14    Notices

          Except as otherwise provided in the Guarantee Agreement or the Loan Agreement, any notice to the Grantor shall be delivered to its address mentioned hereunder or to any other address of which the Agent has been given written notice; any notice to the Agent shall be delivered to the address set out hereunder, or to any other address of which the Grantor has been given written notice.

        10.15    Receipt of Notice

          A notice given under the present Agreement is deemed to have been received by the other party at the time of its delivery, when delivered on a Business Day, or on the third (3rd) Business Day after it has been mailed, if mailed recommended, or the day of its transmission, if transmitted by telecopy on or before 3:00 p.m. on a Business Day or on the next Business Day if transmitted by telecopy otherwise.

        10.16    Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec, including the rules related to conflicts of laws provided for thereunder.

          The parties hereto refer to the provisions of the Loan Agreement for all matters not already covered herein.

11.    ENGLISH LANGUAGE

        The parties hereto confirm that the present Agreement has been drawn up in the English language at their express request. Les parties aux présentes confirment que la présente convention a été rédigée en langue anglaise à leur demande expresse.

[signatures follow on the next page]

        EXECUTED THIS 1st day of November, 2002.

ARCHIBALD CANDY (CANADA) CORPORATION

per:	/s/ TED A. SHEPHERD President and Chief Executive Officer

FOOTHILL CAPITAL CORPORATION, acting as administrative agent for and on behalf of the Lenders

per:	/s/ VINCENT J. EGAN, JR. Vice President

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MOVABLE HYPOTHEC